Sub-Item 77C:  Matters Submitted to a Vote of Security Holders

Annual meeting of shareholders held on December 8, 2016

The Fund held an annual meeting of shareholders (the “Meeting”) on December
8, 2016 to vote on the following matters:

(1) (a) To elect four Directors to the Fund’s Board of Directors, to be elected by the holders of the Fund’s common stock and preferred stock, voting together as a single class, to serve until the Fund’s Annual Meeting of
Stockholders in 2017 and until their successors have been duly elected and qualified; and

(b) To elect two Directors to the Fund’s Board of Directors, to be elected by the holders of the Fund’s preferred stock, voting as a separate class, to serve until the Fund’s Annual Meeting of Stockholders in 2017 and until their successors have been duly elected and qualified.

Quorum
Common Stock
The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Meeting (i.e., the presence of a majority of the shares outstanding on the record date of October 18, 2016) was necessary to constitute a quorum for the transaction of business.  At the Meeting, the holders of approximately 55.86% of the common stock outstanding as of the record date were represented in person or by proxy (5,401,519 votes), thus constituting a quorum for the matters to be voted upon by all shareholders at the Meeting.

The actual voting results for the agenda items were as follows:

Proposal to elect Ben Harris as a director:

For: 5,276,032      % of Quorum: 97.68%         % of O/S: 54.56% Withheld: 125,487

Proposal to elect Andrew Dakos as a director:

For: 4,848,774      % of Quorum: 89.77%         % of O/S: 50.15% Withheld: 552,745

Proposal to elect Gerald Hellerman as a director:

For: 4,842,516       % of Quorum: 89.65%           % of O/S: 50.08% Withheld: 559,003

Proposal to elect Charles C. Walden as a director:

For: 5,348,338          % of Quorum: 99.02%           % of O/S: 55.31% Withheld: 53,181

Preferred Stock
The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Meeting (i.e., the presence of a majority of the shares outstanding on the record date of October 18, 2016) was necessary to constitute a quorum for the transaction of business.  At the Meeting, the holders of approximately 96.55% of the preferred stock outstanding as of the record date were represented in person or by proxy (2,147,316 votes), thus constituting a quorum for the matters to be voted upon by all shareholders at the Meeting.

The actual voting results for the agenda items were as follows:

Proposal to elect Phillip Goldstein as a director:

For: 1,895,154      % of Quorum: 88.26%         % of O/S: 85.21% Withheld: 252,162

Proposal to elect Marc Lunder as a director:

For: 2,132,296      % of Quorum: 99.30%         % of O/S: 95.88% Withheld: 15,020

Proposal to elect Ben Harris as a director:

For: 1,895,432      % of Quorum: 88.27%         % of O/S: 85.23% Withheld: 251,884

Proposal to elect Andrew Dakos as a director:

For: 1,835,263      % of Quorum: 85.47%         % of O/S: 82.52% Withheld: 312,053

Proposal to elect Gerald Hellerman as a director:

For: 1,895,051      % of Quorum: 88.25%         % of O/S: 85.21% Withheld: 252,265

Proposal to elect Charles C. Walden as a director:

For: 2,132,019      % of Quorum: 99.29%         % of O/S: 95.87% Withheld: 15,297

*O/S = outstanding shares